DG teamshare

The Teamshare Plan is designed to encourage high performance and reward employee contributions to the Company’s success.

YOUR 2010 TEAMSHARE PLAN

Provided the Company’s fiscal 2010 adjusted EBITDA and ROIC results are above threshold, you will be eligible to receive a Teamshare bonus.  The adjusted EBITDA and ROIC portions of Teamshare are weighted 90% and 10%, respectively.

Unless required by contract, no officer is eligible to receive a bonus if that officer receives an “unsatisfactory” overall performance rating, and payment of any bonus is in the Compensation Committee’s discretion if the officer receives a “needs improvement” overall performance rating.

Please refer to the 2nd page for program guidelines and individual eligibility requirements.

Payout Levels*	Company Financial Measures		Your Bonus Opportunity
	Adjusted EBITDA (in millions)	Adjusted ROIC
Threshold	$__________	$__________	___%
Target	$__________	$__________	___%
200% of Target	$__________	$__________	___%
Above 200% of Target	$__________	$__________	___%

*Payout for financial performance between “payout levels” and up to 200% will be prorated accordingly.  Above 200%, individual payouts will increase on a pro rata basis by up to 11.38% of target for every 1% increase in adjusted EBITDA and adjusted ROIC, allocated 90% to adjusted EBITDA and 10% to adjusted ROIC.  No individual bonus may exceed $5 million.

EBITDA and ROIC

EBITDA is Earnings Before Interest, Taxes, Depreciation, and Amortization and is a financial indicator used to evaluate a Company’s performance.  It is a reflection of a Company’s underlying cash earnings without the effects of previous expenditures (depreciation), financing decisions (interest) and non-cash accounting adjustments (amortization) and taxes.

Our Compensation Committee may adjust the EBITDA calculation for certain factors.

ROIC is Return On Invested Capital and is a financial indicator used to determine how well the Company generates earnings from its investments.  The Compensation Committee may also adjust the ROIC calculation for certain factors.

Plan information is proprietary and confidential.  Employees are reminded that they may not disclose Plan information relating to the Company’s financial goals or performance.

TEAMSHARE GUIDELINES

ELIGIBILITY

To receive an incentive payment, an employee must meet each of the following criteria:

1.

Be an active regular, full-time or part-time Store Support Center or DC employee during fiscal 2010.

2.

Be employed with Dollar General through the end of the bonus period and on the date of bonus payout.*

*Unless otherwise required by state law.

Estates will be eligible for bonus payment if the employee's death occurs on or after the end of the fiscal year.

3.

Must have received a year-end performance rating of “Good” or better.  Employees rated “Needs Improvement” are eligible at the discretion of the Compensation Committee.  Employees rated “Unsatisfactory” are ineligible.

BONUS PRORATION

Bonuses are prorated based on the number of months an employee is actively employed in an eligible position during the fiscal year.  An employee must be hired/rehired and be actively employed on or before the 15th of the month to receive credit for the month.

Example: Jane Doe was hired on June 20 The 15th of the month has passed; Jane will not receive credit for June Jane will receive credit for July– January & will receive a prorated bonus for 7 months

Employees on leave are eligible for a pro-rated payment based on the number of months (to be calculated in a manner determined by the company) worked in an eligible position during the fiscal year provided employment has not been terminated before the end of the bonus period and the date of bonus payment, unless otherwise required by law.

POSTION AND SALARY CHANGES

Employees who work in positions with different bonus levels during the fiscal year and/or experience a change in salary after April 1, are eligible for a prorated bonus based on the bonus opportunity for the time in each position, salary and plan. Note: Eligibility requirements must be met in the applicable plan to receive a bonus from that plan.

Example:

Analyst from February 2—June 12 = 4/12 based on analyst bonus opportunity and analyst salary

Sr. Analyst from June 13—January 30 = 8/12 based on sr. analyst bonus opportunity and sr. analyst salary

REHIRED EMPLOYEES

Employees who leave the Company and are rehired during the same fiscal year will be bonus eligible from the date of rehire unless rehired within 30 days from the date of termination.  Service will be bridged for persons who are away from the Company less than 30 days.  Persons who are rehired after 30 days forfeit any bonus amount earned during the fiscal year prior to termination.

BONUS PAYOUT

To allow time for accounting and administrative handling, bonuses will be paid as soon as administratively possible, but no later than April 15.

The IRS considers incentive payments as supplemental wages. In accordance with IRS guidelines, Dollar General will withhold federal income taxes at the supplemental rate (currently established at 25%). In addition, this payment will be subject to applicable social security, Medicare, state and local taxes.  Voluntary deductions (e.g. health insurance, 401k, etc. will not be deducted from this amount. Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount. Certain state laws require incentive payments be held for up to 30 days after the check date pending review of applicable child support garnishments. After the Company receives notification for the state child support agencies regarding whether part of all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.

Dollar General reserves the right to adjust, amend or suspend the Teamshare program at any time,

including, but not limited to, unforeseen events.